REFINITIV STREETEVENTS

EDITED TRANSCRIPT

AOUT.OQ - Q2 2025 American Outdoor Brands Inc Earnings Call

EVENT DATE/TIME: DECEMBER 05, 2024 / 10:00PM GMT

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CORPORATE PARTICIPANTS

Liz Sharp American Outdoor Brands Inc - Vice President - Investor Relations

Brian Murphy American Outdoor Brands Inc - President, Chief Executive Officer, Director

H. Andrew Fulmer American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

CONFERENCE CALL PARTICIPANTS

Alex Sturnieks Lake Street Capital Markets - Analyst

Matt Koranda Roth Capital Partners LLC - Analyst

PRESENTATION

Operator

Good afternoon and welcome to the American Outdoor Brands second-quarter fiscal 2025 earnings conference call. (Operator Instructions) Please note this event is being recorded.

I would now like to turn the conference over to Liz Sharp, Vice President of Investor Relations. Please go ahead.

Liz Sharp - American Outdoor Brands Inc - Vice President - Investor Relations

Thank you and good afternoon. Our comments today may contain predictions, estimates, and other forward-looking statements.

Our use of words like anticipate, project, estimate, expect, intend, should, could, indicate, suggest, believe, and other similar expressions is intended to identify those forward-looking statements. Forward-looking statements also include statements regarding our product development, focus, objectives, strategies and vision, our strategic evolution, our market share and market demand for our products, market and inventory conditions related to our products, and in our industry in general, and growth opportunities and trends.

Our forward-looking statements represent our current judgment about the future and they are subject to various risks and uncertainties, risk factors, and other considerations that could cause our actual results to be materially different are described in our securities filings. You can find those documents, as well as a replay of this call, on our website at aob.com.

Today's call contains time-sensitive information that is accurate only as of this time and we assume no obligation to update any forward-looking statements. Our actual results could differ materially from our statements today.

I have a few important items to note about our comments on today's call. First, we reference certain non-GAAP financial measures. Our non-GAAP results exclude amortization of acquired intangible assets, stock compensation, technology implementation, non-recurring inventory reserve adjustments, other costs, and income tax adjustments.

The reconciliation of GAAP financial measures to non-GAAP financial measures, whether they are discussed on today's call, can be found in our filings as well as today's earnings press release, which are posted on our website.

Also, when we reference EPS, we are always referencing fully diluted EPS.

Joining us on today's call is Brian Murphy, President and CEO; and Andy Fulmer,

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CFO. And with that, I'll turn the call over to Brian.

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Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Thanks, Liz, and thanks everyone for joining us. I am very pleased to share that our second-quarter performance surpassed our expectations, showcasing the strength of our strategy. More specifically, we believe our results validate the long-term commitment we’ve made to being an innovation company, yielding differentiation in a highly dynamic environment.

We believe our ability to innovate year-after-year has given us a unique and compelling advantage. Our goal is to leverage that innovation advantage to widen our distribution, expand our brands’ awareness, and increase our profitability, while staying agile and asset-light, allowing us to seize new opportunities while adapting to evolving market conditions.

We successfully achieved our objectives in the second quarter. Here are some examples. We delivered net sales of over $60 million, a 4% increase over last year and higher than our expectations. We grew international net sales by nearly 15%, year over year. We achieved our highest single shipping month ever in October, out of our Columbia facility.

We delivered year-over-year growth in adjusted EBITDAS of 43%. We achieved year-over-year net sales growth in both the outdoor lifestyle and shooting sports categories. Importantly, we delivered positive growth across every single sales channel, including traditional, e-commerce, domestic, and international.

And, it is especially notable that our growth in the quarter was driven entirely by in-line products, well-ahead of the new product launches that we have planned for the second half of our fiscal year. Our innovation-driven strategy continues to foster new and expanded relationships with our retailers and consumers, strengthening our foundation for future growth.

This innovation advantage comes in three forms: our consistent pipeline of new products; our distinctive merchandising solutions; and our role as a cross-category innovation partner. Let me quickly touch on these advantages, each of which serves as part of a mosaic that we envisioned years ago, and which together represent strategic investments over time which are now coming to fruition.

First, new products. A steady stream of new, breakthrough products not only excite consumers, but also offers a solution to retailers’ demand for traffic-driving products. Our new product pipeline is evergreen, keeping our retail partners and their customers engaged with our brands. I’ll shed more light on this shortly, but I believe our existing pipeline contains, what will become some our most revolutionary products ever.

Second, distinctive merchandising solutions that tell our brands’ story. We’ve modernized and rebranded all of our key brands, such as BUBBA, Caldwell, and BOG. With updated logos, modern and sleek packaging, and impactful displays, our brands stand out on shelves and command attention, making it easier for retailers to present them prominently.

And third, a cross-category innovation partner. Our ability to offer retailers a diverse menu of brands, made relevant by high quality and innovative products, makes us a single, reliable, turnkey partner of choice. We can deliver a steady stream of exciting new products across multiple categories on a consistent basis.

And what we hear from our retail partners is that while some providers can occasionally deliver on one or another of these forms of innovation, it is extremely rare to see one vendor partner who can consistently deliver on all three. I guess you could say were sort of a shortcut for retailers who want immediate and ongoing access to a suite of high quality, in-demand brands known for innovation.

The advantage is fueling our expansion into new accounts and deepening our reach with existing customers. This is a fundamental driver for this quarter’s outperformance, and what gives us a higher degree of visibility into the future, which I’ll discuss in a bit.

All three elements of our innovation advantage will be on full display in January at the world’s largest B2B tradeshow focused on shooting, hunting, and outdoor products, otherwise known as SHOT Show. Imagine a show that spans not one, but two convention

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centers, bringing together all major retailers and brands at one time.

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While many of the exhibitors often seem to be fitting in with more of the same products year after year, we actually see the show as an opportunity to stand out. I can’t tell you how many times retailers have come into our booth, and instead of sitting down right away to review performance, they are giddy to see our brands in one place, and immediately ask, can we go walk the booth and see everything that’s new?

But there’s something really interesting that happens on these walks. We’re not just showcasing new shooting and hunting products, it’s an opportunity for our retail partners to be introduced to new brands altogether.

Last year, we introduced two new brands that were previously available direct-to-consumer only MEAT! Your Maker, a ground-breaking line of meat processing equipment; and Grilla, a first-of-its kind provider of modular outdoor kitchens and cooking solutions.

While these products are unconventional for the show, having them on display opened doors to an entirely new audience, while presenting retailers with an opportunity to bundle together cross-category innovation for their customers with our growing portfolio of brands.

Now, MEAT! Your Maker products are beginning to pop-up at several large retailers across the US and Canada, and Grilla products are right behind them. As we have indicated previously, our new product pipeline is extremely robust, and our teams have finalized plans for a significant number of very exciting new products from a number of our brands that we will begin introducing next month.

I can’t wait for everyone to see one particularly, quite revolutionary, new product from our Caldwell brand, it’s truly a new spin on shotgun sports. From meaningful updates to existing lines, to revolutionary new products, we’re confident these launches will deliver significant value for our retail partners.

In fact, we had the opportunity to preview many of these upcoming new products with our retailers during the second quarter, a time when many of them are planning their assortments for the coming year. The reception was overwhelmingly positive, and retailers provided us with strong, early order indications, and commitments for expanded shelf space.

These indications give us a degree of visibility that extends beyond fiscal 2025. Because of that, we’re increasing our guidance for FY25 and providing our initial net sales outlook for FY26.

Looking ahead, the enthusiastic reception from retailers underscores the strength of our strategy. In addition, our results in the current quarter demonstrate the discipline, patience, and execution that we believe is required to build a company ready for the future.

Going forward, we’ll continue leveraging our innovation advantage to widen distribution, expand our brands’ awareness, and enhance profitability. Doing so, in this dynamic and everchanging environment, will require us to remain agile. This means keeping things simple with a flexible, asset-light platform, and maintaining a strong balance sheet. We have both of these things today. With that said, I’m excited about what lies ahead and look forward to sharing more.

With that, I’ll turn it over to Andy to discuss our financial results.

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

Thanks, Brian. As Brian mentioned, we are very pleased with our results for the second quarter, with net sales and profitability coming in above our expectations. We maintained a strong balance sheet and continued to return capital to shareholders with our share repurchase program. Let me walk you through the details.

Net sales for Q2 were $60.2 million, a 4% increase over the $57.9 million, in Q2 last year. As Brian shared, we achieved our highest ever shipping month in October from our Columbia, Missouri facility.

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Our ability to ship to this unprecedented level was made possible, in part by efficiencies we gained by expanding our facility lease in January 2024. By controlling 100% of our Missouri facility, we have been able to optimize our floor plans, workflow, and shipping logistics, all of which combined to make October’s record level shipments possible. Great job to the distribution team.

In our outdoor lifestyle category, which consists of products relating to hunting, fishing, camping, outdoor cooking, and rugged outdoor activities, net sales grew by 5.4%. Products from our MEAT!, BOG, and Grilla brands, delivered strong hunting, meat processing, and outdoor cooking performance.

In our shooting sports category, which includes solutions for target shooting, aiming, safe storage, cleaning and maintenance, and personal protection, net sales grew by nearly 2% compared to last year. Products from our Caldwell Claymore family and our Tipton brand drove strength in shooting accessories that more than offset a slight decline in personal protection products.

And here I’ll just add a reminder that while we don’t produce firearms, our shooting sports category tends to align with adjusted NICS background check results, which were up by about 1% for the same period.

Turning now to our distribution channels. Increased and expanded distribution channel opportunities are one of the avenues that comprise our long-term strategic growth plan. Specifically, we work to identify, secure, and expand opportunities to introduce our products to a broader consumer audience.

Our traditional channel net sales increased by 4.3%, and our e-commerce net sales increased by 3.5% compared to Q2 last year. As a reminder, our ecommerce channel includes direct-to-consumer sales from our own websites, as well as sales by online retailers that do not have brick-and-mortar stores.

We continued to expand our presence in the international markets as well. Our brands are reaching more Canadian consumers than ever before, helping to deliver international net sales of $3.4 million, which comprised roughly 6% of our total net sales in the quarter, and represented year-over-year growth of nearly 15%.

Turning to gross margin. Gross margin for Q2 was 48%, a 230 basis point increase from 45.7% in Q2 last year. The increase was mainly due to expected, favorable inbound freight costs and the timing of some promotional programs that occurred in Q2 last year, that did not materialize in Q2 this year.

Turning to operating expenses. GAAP operating expenses for the quarter were $25.8 million, compared to $26.5 million, last year. The improvement was driven mainly by lower legal and advertising costs, as well as a reduction in intangible asset amortization, offset by an increase in compensation expense.

Our OpEx reduction this quarter is a great demonstration of the disciplined cost management philosophy we employ in the ordinary course of business. Specifically, our teams are always looking for ways to avoid building unnecessary costs into the business.

It’s an approach that helps us maintain a lower level of expense over the long-term, allowing us to be agile and asset-light when responding to changes in our environment, without resorting to large and sudden cost cuts. This approach supports the sustainability of our long-term model and will serve us well as we grow our top line.

On a non-GAAP basis, operating expenses in Q2 were up slightly to $22.7 million, compared to $22.3 million, in Q2 of last year. Non-GAAP operating expenses exclude intangible amortization, stock compensation, and certain nonrecurring expenses as they occur.

GAAP EPS was $0.24 for the second quarter, compared to one cent for the second quarter last year. On a non-GAAP basis, EPS was $0.37 in Q2 this year compared to $0.25 in the prior year. Our Q2 figures are based on our fully diluted share count of approximately 13.1 million shares, and we expect that share count to remain consistent through year-end, outside of any share buybacks that may

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occur.

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Adjusted EBITDAS for the quarter was $7.5 million, compared to $5.2 million, last year. On a trailing twelve-month basis, adjusted EBITDAS was

$12.9 million, up from $11.4 million for the trailing twelve-month period a year ago.

Turning now to the balance sheet and cash flow. We ended the second quarter with cash of $14.2 million and no debt, after repurchasing approximately $1 million of our common stock. We’ve talked in the past about the seasonal nature of our business, where our highest quarterly net sales occur in Q2 and Q3.

This pattern typically results in the first half of our fiscal year reflecting operating cash outflow from increases in accounts receivable and inventory, followed by operating cash inflow in the second half of the year as we collect those receivables and lower our inventory levels. Operating cash outflow for the second quarter was $7.9 million, driven mainly by an increase in accounts receivable of approximately $17 million.

The increase in AR was partially driven by the sequential increase in net sales in Q2 versus Q1, as well as by timing of shipments, which were higher toward the end of the second quarter. Our inventories increased by $4.9 million in Q2, as expected, to support the upcoming holiday season and to replenish levels for expected sales in Q3.

As Brian mentioned, we are very pleased with the success of our recent line reviews with several key retailers. As a result, we expect to receive initial load-in orders for some of our major new products to those retailers beginning in our fourth quarter and continuing into fiscal 2026.

Accordingly, we would expect inventory to increase slightly in Q3, and then drop back to approximately $110 million by the end of fiscal 2025. This is somewhat higher than we discussed last quarter, and directly supports the growth outlook for fiscal 2026 net sales that we are providing today.

Turning to capital expenditures: Our operating model is designed to require annual capex of roughly 2% of net sales for patents, tooling, and maintenance investments, and our expectations for fiscal 2025 are right in line with that model. We spent $468,000 on capex in the second quarter, mainly for product tooling and patent costs.

For full-year fiscal 2025, we continue to expect to spend $3.5 to $4.5 million. This includes a small amount to build out the new factory outlet store in our Missouri facility, which we expect to open in the spring of 2025. We’ve always been very disciplined when it comes to capital allocation and Q2 was no exception.

We’ve invested first and foremost in organic growth, and the results we are delivering in the current fiscal quarter and year, and our outlook for the year ahead, demonstrate the importance of that priority. As we continue to seek out M&A opportunities that fit our criteria and can deliver growth, we will safeguard the strength of our balance sheet and identify opportunities to return capital to our shareholders through buybacks.

Our Board approved a new $10 million share repurchase program effective October 2024 through September 2025. In Q2, we repurchased roughly 111,000 shares for $1 million at an average price of $9 per share.

Now turning to our outlook. We remain excited about the opportunities that lie ahead for fiscal 2025 and beyond. The indications we have received from retailers that Brian outlined have allowed us to increase our expectations for growth not only in the current year, but into fiscal 2026, as well, driven by a combination of strength in our existing product lines, key new product launches, and new distribution opportunities.

We are increasing our net sales guidance to a range of $205 million to $210 million dollars for fiscal 2025. Net sales at the midpoint of that range would yield growth of 3.2% for the full year. This compares to our original framework for net sales growth of up to 2.5% for

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the year. When looking at just Q3, we expect net sales growth of about 5%.

Turning to gross margins. Our expectations for gross margins have improved and now we expect gross margins for the full year to be approximately 45.5%, compared to 44% for the prior year.

As we discussed on our earnings call in early September, we expect gross margins in the second half of fiscal 2025 to be lower than Q1 and Q2 due to increased amortization of tariff and freight variances related to higher inventory purchases that occurred in the first half of the year, combined

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with the delayed Q2 promotions I mentioned earlier that are likely to materialize in the second half of the year. As a result, we expect Q3 gross margins to be roughly 45%.

With regard to operating expense, we expect overall OpEx in fiscal 2025 to increase slightly over the prior year due to higher variable selling and distribution costs driven by our higher net sales range. We expect Q3 OpEx to be slightly higher than Q3 in the prior year. As a reminder, Q3 OpEx is typically higher than other quarters due to the cost of trade shows like SHOT show in January.

Based on all of these factors, we have increased our estimate of adjusted EBITDAS for fiscal 2025 from a range of 5.5% to 6% of net sales to a range of between 6.6% and 7.1% of net sales, or $13.5 million to $15 million. At the midpoint, this would represent year-over-year adjusted EBITDAS growth of roughly 46%.

Lastly, while it’s a bit early in our cycle to provide an outlook for our next fiscal year, the early order indications we have received from retailers for both our in-line products and our upcoming new products, have given us greater visibility into the future. Therefore, we are able to share that for fiscal 2026, we believe our net sales will be between $220 million and $230 million, which would represent growth of 8.4% at the midpoint.

With respect to profitability in fiscal '26, we don’t plan to provide that outlook until we get closer to our new fiscal year, when we may have a bit more clarity around the impact of the new administration, particularly as it relates to tariffs.

For now, barring any new tariff impacts or other unforeseen changes, we know that our model yields roughly a 30% contribution on incremental net sales over current levels. As Brian indicated, our goal will be to leverage our innovation advantage to widen our distribution, expand our brands’ awareness, and increase our profitability, while staying agile and asset-light, putting us in the best position possible to capitalize on potential opportunities.

With that, operator, please open the call for questions from our analysts.

QUESTIONS AND ANSWERS

Operator

(Operator Instructions) Mark Smith, Lake Street Capital Markets.

Alex Sturnieks - Lake Street Capital Markets - Analyst

Yeah. Hey, guys. Yeah. Alex turns on the line for Mark Smith today. Thanks for taking my questions. First one for me, could you give us more insight into the purchasing time line for retailers? You noted that you're seeing good reception from retailers. But I guess just curious if there's any other drivers that give you confidence in that longer-term sales outlook?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Sure. Hey, Alex, it's Brian. So you're right. So the purchasing time line typically around our second quarter, and it even flows all the way through sometimes the first week of February is when we typically have most of our line reviews with our customers. And really, what they're doing is giving us -- making some big decisions.

They're trying to figure out for the following year, what they're going to be adding of our products, which means taking out some of the incumbents

-- and so those decisions are made over that course. I think the interesting thing this year is our in-line products, like we said in Q2,

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were performing very, very well. So resonating with the consumers and retailers caught note of that. I think they -- and they want to bring people into their stores. They want to increase foot traffic, and they see AOB as a way to do that.

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So excited with the traction of our products, they were excited in our line reviews to see what else we had to offer. And when we showed them some of the new products that we're planning to come out with and begin showing next month, the response was across the board, just beyond excited. And they see it as another opportunity to just bring more people into their stores.

So instead of waiting for some of those load-ins to typically occur a year later, which is why we typically give that FY -- the following year's guidance usually in the summertime, they actually want load-ins a lot sooner. So, what we saw from that is we're going to have to have inventory coming up a little bit towards the end of the year.

Obviously, wanted to put some of those points into context that inventory would be going up towards the end of the year. And we're frankly just going to see stronger load-ins about 6 months earlier than we typically would because the retailers want to get hold of these products sooner than later. So they've given us great line of sight. It's what has led us to be just as bullish as they are.

Alex Sturnieks - Lake Street Capital Markets - Analyst

Okay. And then, given some weakness in the shooting sports industry recently, you saw some good growth there. But could you provide some additional color on how products in that market performed in the quarter?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Sure. So this is Brian, again. So yeah, I would say, generally, we made the comment that we do tend to track with the NICS. There are some exceptions to that. One of the things that we laid out a few years ago, one of our strategies within Shooting Sports is to really expand into the categories and activities that tend to have stronger and more reliable long-term growth, and one of those areas is shotgun sports.

And so we put that into place a few years ago, we came out with our Claymore line to begin with. And we've used that as our, we call it our beachhead. And then we've brought on additional products since then. And that line, especially, we called out that line in the prepared remarks, has done exceptionally well for us in terms of new products, and it's really helped diversify our revenue mix in the Shooting Sports side. So we did see, like we said, a little bit of softness in the personal protection side of our business.

But what's nice is because of that diversity and because of those initiatives that we put into place several years ago, we're actually seeing great growth into some of those stronger and more reliable growth areas.

Alex Sturnieks - Lake Street Capital Markets - Analyst

Okay. And then last one for me. And you also mentioned it in the prepared remarks a little bit, but in terms of the balance sheet, are there any new changes to your philosophy around the use of capital between investments in the business, buybacks and then M&A, I guess, more so just focused on what are you seeing out there in the M&A market right now?

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

Yeah, Alex, this is Andy. I'll take the first part and then Brian can talk about M&A. So our capital allocation philosophy has remained unchanged. So we have 3 priorities. First and foremost is organic growth.

And again, that organic growth piece really supports what we've talked about on this call, the new product development, that innovation advantage. M&A is our second priority. So we're always looking for complementary brands, authentic brands that would fit kind of in our permission to play in the space we're in. And then number three, in the absence of compelling M&A is buybacks. So we're going to be opportunistic when we believe we're undervalued, we're going to buy our stock back. And I think you saw the -- our Board

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supports that with our new $10 million authorization.

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Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Yeah. And then I'll add in on kind of to further support the philosophy, we did suspect that coming into potentially a new administration, we would need to be flexible. And we're not in the business of trying to place our bets before we have facts.

And so one of the ways that gives us that flexibility and be able to respond appropriately to any changes is really to make sure what Andy said, to have that strong balance sheet because we do continue to believe that our greatest opportunity is the one that's in front of us, and we're seeing that play out right now with our innovation engine. So that's one thing.

We just want to make sure, too, that we've got a little buffer and that speaks to sustainability over time. As it relates to M&A, we continue to be very, very aggressive in looking at M&A targets. The problem that we have is that Andy and I are very -- one, we're very frugal.

Secondly, we also -- we're looking for the right business, right, and the right brands that can fit within our system, and I think that's a very important word. We certainly have a system. And ultimately, any new brand or company, we want to have the same attributes that we have, which is sustainable innovation.

And it's hard to find the right vessel for that, the right brand for that. I would say that we have seen a little bit of a slowdown in the pipeline for M&A over the last two or so months. Curious to see if that begins to open up again after the new year, and there could be a variety of reasons for that.

But overall, we're continuing to look at companies, continue to be very aggressive. But our -- the list of things that we want to see before we commit our shareholders' money is pretty extensive; to be disciplined, but also be very open-minded.

Alex Sturnieks - Lake Street Capital Markets - Analyst

Perfect. Thank you, guys.

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Yeah. Thanks, Alex.

Operator

Matt Koranda, Roth Capital.

Matt Koranda - Roth Capital Partners LLC - Analyst

Hey, guys. Good afternoon. Maybe just with the fiscal '25 outlook, if I combine sort of the full year with the third quarter that you're giving, it suggests that we are seeing an acceleration in sales heading into towards the end of the year here. Just wondering if you could put a finer point on like the items that are driving that acceleration?

It sounded like, Brian, you were saying there's some additional willingness to take load in given the innovation product that you're introducing. But is there also some play out here of the sell-in that we get from MEAT! and Grilla, especially Grilla, I guess, entering the traditional channel? Maybe just any additional color on what you're seeing for the rest of the year here in terms of the acceleration in sales?

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Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Yeah, absolutely. So Matt, this is Brian. Yeah, I expected a question like that. And I thought long and hard about how I would answer that type of question because you would think that there would be one brand or two brands of our horses that would be leading the charge. And really, what we're seeing as an acceleration, to your point, is across the portfolio.

And I think it really gets back to this idea of retailers seeking innovation right now. They're willing to move off of the status quo in a way that they haven't before. And -- because it's painful for them. It's painful for the retailers oftentimes to change out planograms and to bring in new product. That's why they only do it once a year for the most part in a given (technical difficulty)

So the fact that they're willing to move off of the status quo and taking product earlier because they want innovation is really what's leading to that, whether it's in line or some of the new products, but it's really across the board across our entire portfolio that we're seeing that.

And it gets back to this idea of -- if I can make a plug for it again, this is -- and this is really our advantage when it comes to innovation. It's new products, they have access to new products. It's our ability to provide compelling merchandising. When people walk in their stores and they walk by our products, it grabs their attention.

And then also just being a turnkey provider of truly cross-category innovation. So it's a shortcut, like I said in the prepared remarks. So it's those three things that I think are really standing out right now above some of our peers. And so that's what's led to this across the board willingness to take on more AOB product. So it's across the board. I wish I had one or two brands to give you, but it's very strong across the board.

Matt Koranda - Roth Capital Partners LLC - Analyst

Okay. No, that's good to hear. And then maybe just the further outlook on fiscal '26 that you're providing. I guess -- wanted to get your thoughts on the philosophy of why provide something -- I mean, it's not so far out, I guess, but at least in terms of Wall Street is concerned, it's pretty far away. And I guess the mid- to high-single digit growth outlook that you're giving, maybe just any additional color on what's driving that?

Again, is it sort of some load-in you're seeing on the traditional channel? Is it some demand inflection that you've observed? Maybe just additional sort of rationale for why provide an outlook that's kind of that far out?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Yeah, Matt, Brian, again. I'll start and then Andy, feel free to jump in. It's something that we gave a lot of thought to before getting on this call and whether or not to give that sort of guidance. The facts that we have are two things.

One, the traction with our in-line products like we saw in the second quarter, and we're seeing an acceleration, to your point, of those in-line products going forward, coupled with those successful line reviews that we had in the second quarter and then the, of course, line of sight into not only the rest of this year, but the beginning part of next year really gave us that confidence.

And if it were one or two, let's say, large customers, we would be more hesitant or reluctant to give the sort of guidance. And I think you know us, we tend to be pretty conservative. So it's a little out of character for us to provide an outlook that goes out this far. But because it was across such a large number of retailers, in different channels, whether it's farm at home or it's e-commerce or it's mass retail, it really expands across all of those.

That diversity gave us the confidence to be able to put forward the range that we set for next year. Andy, anything you'd add to that?

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H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

No.

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Matt Koranda - Roth Capital Partners LLC - Analyst

Okay. The other thing I wanted to cover was just on the gross margin front. Maybe Andy, if you could walk us through the headwind on a year-over-year basis that we're facing for the third quarter, especially from the tariff amortization that you mentioned. And then just also, I guess, any clarifying thoughts or comments around tariff exposure that we still have left with the new regime coming in?

H. Andrew Fulmer - American Outdoor Brands Inc - Chief Financial Officer, Executive Vice President, Treasurer

Matt, this is Andy. So the second half of the year, it's pretty much shaping up in the same pattern as what we saw last year. So the higher inventory purchases we have in the first half of the year are going to -- we expect to start to amortize off in the second half. So the 45% or so that we said we expect for Q3 is going to be a little bit above last year. I'm showing like roughly 43% or so.

But it's pretty much a similar story on the amortization of those variances. The other piece that we talked about in the prepared remarks is part of the expected promos that we had in Q2, we do believe are going to push into Q3, Q4. So that's going to kind of play into that. And then, do you want to talk about tariffs?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Yeah, I can talk about tariffs. This is Brian again. This is a topic that we've given a lot of thought to and not just here in the last few months. This is something that we've been planning -- planning for to the degree that we can. Certainly don't want to place bets that we aren't sure about.

But realize it's a fluid situation and where things land isn't really anyone's guess at this point. If I may just give you a quick sort of how we think about it from a philosophical standpoint, and I'll try to keep it brief. And then I'll shed some light on what that looks like for us today.

I think that will be really good context, especially as we go forward and learn more from the incoming administration, Matt. So ultimately, what we decided to do going back even years is we're not going to start making big changes to our business based on unknowns.

That's why you've heard this theme of us controlling what we can control. That's become a big theme of ours. It's embedded in our culture. And so what we do instead is what can we focus on here, what can we control as much as possible.

And that really comes down to in the context of tariffs, two things: one is leveraging that innovation advantage; and second, is staying agile as much as possible. So real quick on innovation advantage. We -- depending on what happens with tariffs, if they do continue to increase, which we all know this.

This isn't the first rodeo. We have seen this before. But overall, innovation gives us several levers that I think others perhaps don't have. For one, we do have some pricing power that we believe largely through our IP protection.

We've done -- gone through great lengths to make sure that we've got protection for our products, and it makes it really difficult for some of our competitors to undercut our prices and to come out with products -- that is really, really tough for them to do. We introduced a lot of new products each year. So for us, being 20% to 25% of our business coming from new products.

Last time, we were able to use that to feather in some of those protective layers of margin, and we don't see any difference here. So we'll use that strategically. Because we have such a robust pipeline, it gives us an arrow in our quiver that I think others just don't have.

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And then lastly, on the innovation advantage piece is consumer loyalty. We tend to play in the more premium space for our brands. And what that is, is it's a more resilient consumer, we believe, the person who is more affluent that can afford those products.

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And then secondly, it's the -- I'll call it, the ultimate enthusiast, the person that they identify with these activities. And they're going to continue to go out and buy the best products they can, especially from brands that solve real problems for them. So I think we're in a great spot there.

And then real quick on agility, we talked about innovation advantage and agility, is just staying asset-light and maintaining a strong balance sheet so that whatever comes our way, we can (technical difficulty)

But ultimately, we have -- and I want to make this point very clear, we've gone through great length over the years to continue to strengthen our relationships with our suppliers.

They're true partners of ours. And what's great about our partners today is they themselves have a vast network built within their businesses such that should anything change for us, it becomes clear that it makes more sense for us to move outside of China. We feel like we're in a great spot to be able to do that and with existing partners who we've built trust with over the years.

But ultimately, we're going to seek to optimize for value, capacity and quality while maintaining those partnerships that have been built over several years. With that said, though, we also -- because we come out with so many new products at the risk of being even more long-winded here, but perhaps can answer three questions or four questions in one is the fact that we always quote our products not only with our existing suppliers in China, but also if they have a footprint outside of China and with other partners as well.

So for the last, call it, five or six years, we have built a tremendous Rolodex of suppliers that we have started doing business with or we have at least established contact. So we just want to make sure that we're not moving too quickly and that we're not placing our bets on a certain area of the world because we think that's where it might be most optimal. I think we've seen others that have done that and maybe regretted it. We want to have as much optionality as possible, and we believe that we do have that.

So to answer your question, look, the majority of our products are made overseas, and many of those are made in China. And today, that's what makes the most sense for us to achieve that value, the capacity and the quality that I talked about. But we feel like we're in a great spot should things change, and if they do change, for us to be able to be agile enough and move that accordingly, so. (multiple speakers)

Matt Koranda - Roth Capital Partners LLC - Analyst

That makes sense. Yeah. Long-winded is my middle name. So I don't mind long-winded answers. Okay.

And then maybe just lastly, could you guys touch on -- you briefly did, but I wanted to see if you could expound upon the M&A funnel, what opportunities you're seeing? It sounds like you've seen a bit of a pause at least in deal activity, deal flow.

But what types of activity are you seeing? What types of opportunities are you getting looks at maybe more on the outdoor product side versus shooting sports? Just any way you can characterize the funnel and the activity that you've seen, I guess, over the last few months?

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Yeah. Great question. Brian again here. First, I'll break it down by channel -- by category, okay? So on the Shooting Sports side, we're not seeing a whole lot.

We're really not seeing many, many companies coming to market. I think the main reason for that is because that market just has continued to be pretty soft. So there aren't great run rate numbers for sellers to work off of. On the outdoor lifestyle side, and there's obviously a variety of activities there, we are seeing many more opportunities on that side. I would say it's a little spotty.

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We're seeing companies that are either doing really, really well or doing terribly. Whereas rewind a few years ago, it seemed like everybody was doing pretty well, and it was hard to see -- much like retailers trying to pick the brands to sell, it was really difficult to see the winners and the losers.

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Now it's very clear. And it's very clear there are very few winners in this environment or have been able to honestly adequately protect themselves and really rally around a core competency of theirs. So we're seeing less there.

I would say we're probably exploring -- just because of that, we're exploring a few more businesses and brands that are, I'll call it, outdoor adjacent for us. Those could be areas like in the backyard. Certainly, we play there today with Grilla. But there are some really interesting opportunities and some pretty innovative brands that play in spaces like that. Even things perhaps like the pet space, very cautious in entering that space.

But there are some really neat brands. Again, well, I'll use the word vessel, but some really interesting vessels for us to potentially use because we've got, frankly, a vault of new product ideas and innovation that we don't believe our existing brands are the right ones to bring that to market.

So where can we find those brands and then plug in some of those ideas that we already have, which just further adds to upside for those businesses. So a range of things, some outside adjacencies, but we're able to see more of the winners and losers at this point.

Matt Koranda - Roth Capital Partners LLC - Analyst

Okay. Super thorough. I'll take the rest of mine offline. Thank you.

Operator

This concludes our question-and-answer session. I would like to turn the conference back over to Brian Murphy for any closing remarks.

Brian Murphy - American Outdoor Brands Inc - President, Chief Executive Officer, Director

Thanks, operator. So as we head into the holidays, I'd like to give a special thanks to our employees whose loyalty, hard work, and dedication continue to move our company forward on the path towards an exciting, long-term future. To those employees and to everyone else who joined us today, we wish you a happy and healthy holiday season, and we look forward to speaking with you again next quarter.

Operator

The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.

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